Huian County People's Municipality of Fujian Province

Electronic Administration Planning, Design and Construction

Main Contract

The contract is signed on 17th June 2005 at Huian, Fujian

Party A: Huian County Electronic Administration Management Company, Limited
Address: 50 North Zhongshan Road, Luocheng, Huian County, Fujian Province

Party B: Expert Network (Shenzhen) Company, Limited
Address: 31st F, Development Center Building, Renminnan Road, Shenzhen City

Party A (the company is directly under the Huian County People's Municipality and receives from it the full authority to be in charge of Huian County's electronic administration planning, construction implementation and management) formally entrusts party B with the main contract of Huian County's electronic administration planning, design and construction. Abiding by the principle of equality, voluntariness, fairness, sincerity and trust, and after mutually agreed consultation, both parties A and B reach at the following clauses, for both parties to observe

Clause One Definitions, Laws, Regulations and Norms

1. Definitions

The following nouns and phrases, unless stated otherwise, have the following connotations:

(1) "Project" is the electronic administration project of Huian County entrusted to B by A as a main contract. It includes the whole course of the project planning, design and construction

(2) "A" designates the direct investor and contract assigner, i.e., Huian County Electronic Administration Management Company, Limited.

(3) "B" designates the main contract assignee, i.e., Expert Network Development (Shenzhen) Company, Limited.

(4) "Supervisor" designates the project supervisor entrusted by A to supervise the project

(5) "Sub-contractors" designates those sub-contractors for the individual project items.

2. Laws and Regulations

The contract is governed by "Contract Law of the People's Republic of China" and current laws and regulations in China.

Clause Two Contract Content

Content of the main contract entrusted to B by A includes the master plan of Huian County electronic administration project, feasibility study reports of all the project items and the project construction work. Items of Huian electronic administration project include: front-end projects (master plan, feasibility study report, expert appraisal, electronic administration training, web portal, and hardware platform), Security Platform, Application Platform, Unified Administration Approval System, Coordinated Office System, Calling Station, Information Resource Library, Geography Information System, Emergency Commanding System, and Finance Monitoring system, all fifteen items together (hereunder abbreviated as construction items). B shall assume the tasks of purchase, installation, integration, testing, maintenance, and development for related materials and equipment (including hardware and software) as well as training, including those tasks, which albeit not explicitly stated, are required for the system's normal construction, testing and operation. A entrusts B to purchase the Hardware Platform for it.

Clause Three Status Quo of the Project

1. The project is situated in Huian County, Fujian Province
2. B is in full command of circumstances as regards A and has taken into considerations those factors that might affect the construction, and has prepared corresponding solutions for them.
3. B should make all necessary preparations before the construction started, including setting up project items implementation plans with suppliers, arranging construction workers, and providing basic working and living conditions for its employees.

Clause Four Time, Schedule Management, and Time Adjustment

1. The contract schedules the construction starting date as 5th, January 2005 and the construction period is 30 months. The construction period is the total length of duration for

the completion of planning, design and construction of Huian County's Electronic Administration project. The actual starting date is that as ordered by A.

2. B should adopt system engineering management for the project, observe A's construction schedule and should not wantonly delay or ask for additionally requests, so as to assure that the project will be completed as scheduled.
3. The construction period encompasses time for construction preparation, selection of suppliers, system installation, development and testing, and acceptance check of the whole project.
4. The project schedule, as soon as is agreed to by A, should be strictly observed by B, and should not be altered at will.
5. If A's default causes the project to be delayed, it should coordinate actively with B under the actual conditions so as to ensure that the project is completed as scheduled.
6. If B is unable to complete the schedule of a current month, and the cause of which is not due to A, then B should take effective measures to ensure that the remaining tasks are finished with that of the next month in the coming month; otherwise, B shall be liable to breaching the contract, and should compensate A for the resulting economic loss and pay breach of contract damages.
7. The project schedule can be adjusted after it is approved by A under one of the following circumstances:
   a) Major design alterations (i.e., system function alterations, increase or decrease in numbers of major equipments, project items adjustment, or alterations taking place in key routes) as are requested by A.
   b) Force majeure
   c) Other cases as are stated in the agreement.

   B should report in writing the content of project delay to A within three days of the occurrences of any of the above circumstances. A should reply within five days after it has received the reports. Otherwise it is deemed as tacit consent.

8. B shall bear full responsibility for inability to complete the project as scheduled if it is not due to A.

9. A shall bear responsibility for project delay due to its fault.

<u>Clause Five Delay of Starting Date and Construction Suspension</u>

1. If A proposes to delay the starting date after it has given the order, it should notice B in writing, extend the construction period accordingly and assume corresponding responsibilities.

2. If B is unable to start the project as has been ordered by A, then it should submit a report in writing to A for approval in 3 days' advance, and should assume corresponding responsibilities.
3. A's representative can request B to suspend the construction if he/she deems it necessary, but directions for taking care of the situation should be proposed within 48 hours. B should suspend the construction as is requested by A, and should safeguard the already completed portion of the project.
4. If the project is suspended due to B, its sub-contractors or suppliers, B shall bear the responsibilities. If the project is suspended due to A, A shall bear the responsibilities. If the project suspension is not caused by A or B, then those responsible should assume corresponding responsibilities. In such case, A or B, as the actual occasions suggest, should exercise the right to affix the responsibilities to those who are liable.

Clause Six   Rights and Obligations of A and B

A. Rights and Obligations of A

1. A has the right to alter the construction design according to the actual needs of Huian's development and to select or change the hardware equipments and software systems in accordance with the altered design. B should redesign and replace the hardware equipments and software systems according to A's request. A shall bear the cost resulting from the redesign.
2. A has the right to select construction supervisor and to sign supervising contract with it.
3. Examines and approves reports from B on construction reports, design alterations, project alterations, and construction time adjustments. Handles construction money appropriation.
4. A has the right to examine at any given time the project schedule and its quality, and has the right to demand B to provide monthly working report and other specific reports concerning the project construction.
5. In case A finds that B's employees or its sub-contractors or suppliers are unable to fulfill corresponding responsibilities, A has the right to request B to replace them, and B should do as requested. Otherwise, A has the right to suspend the contract and to demand B to assume corresponding liabilities.
6. A is not obliged to provide down payment for the front-end construction items, but should pay B construction money at the completion of the front-end projects (planning,

design and training) and when the hardware platform project is ready in accordance with Clause Fifteen of the contract, and should honor construction payment as the project progresses.

7. A should be responsible for outward liaison coordination during the course of the project, so as to provide a good outer environment for the project construction. When the case so demands, part or the entire liaison coordination job can be entrusted to B. In such case, concrete job assigning and corresponding reimbursement should be stated on additional provisions.
8. A should provide B documents related with the project.
9. A should make decisions in writing within pre-arranged time slots on reports submitted to it by B in writing which requires a decision being made.
10. A should authorize a representative who is familiar with the project and who can make decisions within scheduled time frame. Notice should be given to B prior to the replacement of the representative.
11. A should notify the selected supervisor of rights awarded to B and the functioning capacities of each major members of B. And all these should be clearly stated on contract signed with the supervisor.
12. A should provide offices and necessary office utilities for B. Office expenditures are to be paid by B.
13. A should fulfill obligations set in the contract and is liable to indemnify B when in default.
14. Other rights and obligations stipulated in the contract and attached provisions.

B. Rights and Obligations of B

1. B is responsible for providing money needed for the operation of the front-end projects and is entitled to collecting construction money at the completion of the front-end projects and when the hardware platform is ready in accordance with Clause Fifteen of the contract, and afterwards as the project progresses.
2. B should make use of its advantageous resources, technology, and talents to plan for Huian Electronic Administration and to design construction plans.
3. B confirms that it is in full command of conditions and circumstances at the construction site and guarantees to complete the project within previously set time frame and meeting pre-set quality standards at the same time, without additional expenditure, unless otherwise stated in the contract.

4. Proposes project construction implementation plan, to be implemented after having been confirmed by A and the supervisor.
5. Works out construction implementation and design plans and construction schedule, to be implemented after their written reports have been approved and confirmed by A.
6. Selects superb suppliers to provide software and hardware systems required by the project construction; selects certified enterprises as sub-contractors to provide services required by the project. B should be held responsible to A for acts of the above selected suppliers, sub-contractors and other auxiliary members.
7. Be responsible for the organization, construction, management、coordination and implementation of the project.
8. Designates a site manager to be responsible for the overall work of the construction site, and to handle events arising on the construction site. The site manager or his/her authorized representative should participate in the project coordination meeting convened by A or the supervisor, and should make decisions on behalf of B and follow instructions from A or the supervisor.
9. Does self-inspection and takes care of cable layout and covering. Starting of the cable layout and covering project, its acceptance check and the final covering should all be reported to A beforehand. Records of the original construction work and collection and arrangement of the cable layout and covering project construction records must be taken good care of and project quality must be assured. B is to bear all responsibilities due to its default and additional expenses resulting from these responsibilities.
10. Manages construction security according to requirements of the construction security norms. Sets up on-site lighting and fencing as is needed to prevent accidents and to safeguard lives and properties of the on-site personnel. When accidents take place, they should be handled actively and be reported in writing to A and the supervisor.
11. Submits monthly construction schedules and monthly project progress reports to A.
12. Accepts monitoring and inspection by A's on-site management personnel and provides convenience for such daily inspection.
13. The time upon the completion, the successful acceptance check, and the commissioning to A of the project is the entry into the guarantee period. During the period, when any quality issue arises, B is held responsible for repairs, replacement, and returning of the products, and the resulting expenses.
14. Submits technical documents within the scope of the project to A during the project construction. They are to be arranged as is required so as to be used for compiling project completion materials.

15. Cleans the construction site of all trash and dismantles all temporary facilities (follow A's instructions), and transports them to a designated place to be transported out of the site.
16. Coordinates with other professional sub-contractors.
17. Completes all formalities and certificates in relation to the project and bears all the related cost.
18. B is held liable for accident, construction delay, damage to personnel and properties and economic losses out of failure of B to fulfill the above obligations and should compensate A for the resulting economic losses.
19. B has the responsibility and obligation to safeguard the project technical confidentiality and should not provide any project related materials or documents to another party without consent of A.
20. Maintains the system during its trial operation and guarantee period.
21. Provides the entire set of documents mentioned in the contract.
22. Provides adequate professional training in relation to the project.

Clause Seven Project Modifications

1. If A needs to modify the contents of the project, a written notice should be sent to B in 5days' advance, and B should implement them according to the modification notice sent by the supervisor.

2. If B finds that there is a need to modify the project (design, equipment, construction implementation modification, or personnel change) during the course of construction, or finds any errors or un-clarified issues about the technical documents, then it needs to file a written petition to A and the supervisor. And A should decide on them together with the supervisor, otherwise it would be regarded as having been confirmed.

Clause Eight Project Progress Verification and Confirmation

B should submit monthly reports on completed works of the project to the supervisor, and the latte should transmit them to A and notice B after having verified them.

Clause Nine Construction Security

1. B should conduct security education and make security safeguards (including equipping personal protection articles for its personnel) according to related regulations to ensure construction security and personnel security, and should take effective measures actively to prevent the escalation of loss and should be held liable for all the responsibilities when accidents take place. When serious accidents take place, B should report in writing to A, the supervisor and related agencies according to relevant regulations of China and Huian County.

2. If A judges that B's security measures are inadequate or that security facilities are insufficient, then it can demands B to amend within a deadline. If they still cannot meet security requirements after the deadline, then A has the right to demand suspension of the project, and B is to bear the cost of the resulting loss.

3. B should take good care of A's housing and fixtures, office utilities, equipment, materials, and pipelines and should adopt necessary protection measures, and should bear the cost of all loss out of its responsibility.

4. If the project so demands that B needs to pile up or process equipment on the site, it must first obtain approval in advance from A. For any resulting loss due to B, B should bear relevant responsibilities and compensate A for the loss.

Clause Ten Delivery of Materials and Equipments and Delivery Conditions

1. As stipulated in the contract, A entrusts B to purchase all hardware platform items on its behalf, and B pre-pays for all the materials, equipments needed by the hardware platform items. A is not obliged to pay B down payments.
2. B guarantees that all hardware equipments within the scope of the contract are brand new (including parts) and leading in technology in the country, that related equipments conform to national inspection standards, and that all materials and equipments of the project are in accordance to types and standards specified by the norms, the design plans and the functionalities required by the system. B guarantees that all equipments and materials it purchases possess related certificates and networking credentials stipulated by the state or relevant authorities of relevant professions.
3. All imported equipments delivered by B should possess legal import papers and possess qualification certificates issued by China Customs Inspection.

4. The expiry dates and installation of all equipments should meet the requirements for the completion of the whole project system.
5. B should take the responsibility of "guarantees for repair, replacement, or compensation for faulty product" for all the equipments provided by it or its suppliers.
6. Destination of delivery of all hardware is Huian County, Fujian Province.
7. B should deliver complete sets of documents (including warranty, manuals and relevant documents) to A along with equipments, as well as spare parts and software that accompany the equipments.
8. The equipments B uses in the project should be in accordance with the brands, models, specifications and manufacturing place as listed in the equipment list. They should be quality-qualified products of original manufacturers, and can only be installed after having been inspected as qualified. Non-OEM quality qualified products are regarded as non-eligible for delivery.
9. B should notify A of equipment entry in 24 hours' advance for quality inspection. Those that do not meet requirements should be transported out of the site unconditionally and products that meet the requirements should be purchased anew to replace them. B should bear all the resulting expenses, and compensate A for the actual resulted loss.
10. If B uses substitutes for software and hardware systems stipulated on the bid documents, it should first be examined and approved by the supervisor, and to be approved later by A. The properties of the substitutes should meet requirements of the design and at the same time be better than the original software and hardware systems. But this should not mitigate B of any obligations designated in the contract.

Clause Eleven Installation, Development, Testing, Trial Running and Acceptance Check of Software and Hardware Systems

B should provide "Detailed Technical Plans" and "System Implementation Plans" to be approved by A and the supervisor. Installation and development of software and hardware systems can only begin after the approval.

1. Arrival of hardware equipments and acceptance check

After the arrival of hardware equipments on site, A, B and the supervisor are to open the packages together within five working days for counting of items and acceptance check. The models and quantity of the arriving equipments should be in accordance with those specified on the contract. If there are differences in models, the properties should not be lower than those of the original products specified, and this should first be approved in advance by A and the supervisor. After the acceptance check, A, the supervisor and B shall sign acceptance check reports on arriving goods.

2. Installation, testing, acceptance check, and trial running of hardware system

B proposes a preliminary installation plan within ten days of the hardware system installation of the project. B begins to install after receiving confirmation from A and the supervisor. B is to submit acceptance check application report to A and the supervisor after the completion of installation and trial running of each sub-system, and A and the supervisor together with B are to start the acceptance check process within five working days, and to sign acceptance check report if the acceptance check is satisfactory. If the project schedule is affected by inability to conduct acceptance check due to A or the supervisor's sake, the construction period shall be extended accordingly. If the resulted loss for B is substantial, A shall compensate for the loss, and details of which to be negotiated between B and A or B and the supervisor. If the project schedule is affected by inability to conduct acceptance check due to B, B shall pay breach of contract damages according to relevant stipulations of the contract on default responsibilities.

After the completion of equipment installation, testing and system integration, B conducts self-inspection, submits inspection report and relevant project completion documents, and applies to the supervisor for hardware system preliminary inspection. After the passing of preliminary inspection, the system can enter into the trial running period.

After the completion of installation and testing of all hardware equipments, and the trial running has been going on for 10 consecutive working days, A, B and the supervisor will conduct inner inspection on the hardware system within five working days.

B should guarantee that hardware purchasing, installation, testing, trial running, perfection, acceptance check, and training are all completed within the hardware system period.

3. Development, testing, acceptance check, and trial running of application software systems

B should submit software requirement analysis reports, design manuals, testing reports, operation reports, user manuals, maintenance manuals and other documents in each period, and can only enter the next period after examination by the supervisor and approval by A.

During the development cycle of each application system, B should complete the development and testing of each piece of application software. After the system has been installed, A, B, and the supervisor will conduct preliminary inspection of the system within five working days, and it shall be put into operation only if the inspection is satisfactory.

Within five working days after the application system has been operating for 40 days, A and the supervisor together shall propose modification and perfection suggestions in writing to B, and B shall finish modification and perfection of the system software within 30 days and submit to A and the supervisor for system inspection. A, B and the supervisor will conduct final inner inspection of the software system.

B should guarantee the completion of software development, testing, trial running, perfection, installation, training and acceptance check within each application system working cycle as promised on the bid document.

4. Preliminary inspection of the whole system

B submits to A for preliminary entity acceptance check application after the successful integration of the software and hardware system and the satisfactory acceptance check of each, and the supervisor shall produce an preliminary entity acceptance check report.

5. Trial running of the whole system

The system can only be put into entity trial running after A and the supervisor have approved and signed the preliminary entity acceptance check report. After each system has met design requirements and has been in stable operation for 30 days, B shall submit whole project completion acceptance check application.

6. Whole project completion acceptance check

A and the supervisor organize an expert group to conduct whole project completion acceptance check according to standards for construction implementation quality inspection and construction completion acceptance check. A, the supervisor and the expert group co-produce a "certificate on project completion acceptance check" after the whole project is completed and after it has met the standards for project completion acceptance check, and the project completion acceptance check is finished.

B should guarantee that the whole project is completed within the project implementation cycle.

7. Transfer of the project and accompanying documents

B transfers the whole project and all the software and accompanying documents to A in witness of the supervisor.

Clause Twelve Criterions for Construction Completion Acceptance Check

1. The project conforms to relevant laws, regulations, standards and norms proclaimed by the State and other authorities in charge.
2. It can operate in stable and normal manners without additional materials, equipments, parts or software, and can satisfy A, the supervisor and relevant government departments in a reasonable way.
3. Meets the needs and requirements of Huian County Electronic Administration Project.

Clause Thirteen Warranty, After-sales Services and Technical support

1. B is responsible for warranty obligations to the project starting the day the project is transferred to A after the successful construction completion acceptance check of the project. The warranty scope should follow relevant stipulations of the contract in addition to observing the bid document.

2. Technical support, warranty and free maintenance of the project are one year, counting from the day of the successful project completion acceptance check.

3. During the warranty period, B should send staff for repair within 4 hours of receiving repair notice from A, and should provide spare parts for maintaining normal operation of the system. Otherwise A may have the repair done and let B bear all the expenses as well as costs for loss.

4. During the initial usage period (no more then 30 days), B should send qualified and experienced technicians to stay on the site to handle emerging issues.

5. For quality defects of the project during or before the warranty period, and which are not a disruptive act of A, B is responsible for repair and all the responsibilities.

6. Technical supports, and maintenance services provided by B during the free maintenance period are of quick response type. For failures of A's system, B's technicians should arrive at the site within 24 hours and trouble shoot in the quickest

way. If the system is unable to operate normally within 48 hours, B should provide spare equipments (systems) unconditionally to keep the system in normal operation.

7. B should set up specialized technical service system to ensure response speed and service quality.

8. B may continue o provide maintenance service with A's consent after the free maintenance period, but both parties are to sign separate maintenance contract.

9. The following cases are not covered by the warranty service:

a: damages due to disruptive acts of A's personnel;

b: A's personnel replace or repair major equipments or software without B's consent;

c: where laws or regulations exclude the warranty service.

For repair of damages in the above cases, proportional charge for materials is due.

10. Free maintenance and technical support only cover hardware and software products provided to A by B, its sub-contractors or suppliers as stipulated in the contract.

11. B provides free technical support during the equipment warranty period.

Clause Fourteen Project Price, Contracting Method, and Price Adjustment

1. The total sum of the contract (including planning, design, training, hardware, software, installation, testing and after-sales services, etc.) is RMB One Hundred and Forty-three Million Yuan. (￥143,000,000.00) Pricing for each sub-project is stated on the addendum.

The above price is Huian construction site price, and encompasses all fees and taxes required by the state and all local authorities.

2. Contracting method: lump-sum contract, with quality guaranteed within the specified construction period. Project alterations are to be handled according to relevant regulations of the contract.

3. If changing needs of A result in increase of number of hardware equipments and that of software expenditures, a supplementary contract will be signed between A and B after mutual consultation to take care of the increased cost; if an agreement can not be reached after the consultation, both parties shall designate together a qualified appraisal institution to conduct appraisal, and the increased cost will be born by A.

4. B has considered and agreed to risks that might result from factors of changes in salary, management cost, and equipment prices, and asks for no new demand.

5. Unless otherwise stated, all direct costs resulting from the project and other costs related to the project are regarded as being included in the project price.

Clause Fifteen Payment and settlement Methods

1. 5% of the project price is reserved as project completion settlement money, 5% of the project price is reserved as deposit for project repair warranty, after sales service, training, technical support and other services.

2. **Payment of project money**

A. B pre-pays for the front-end kicking project

The front-end kicking project of A's electronic administration and its operating capital accounts approximately for 35% of the project price. It includes the master plan (RMB Two Million Yuan exact, ￥2,000,000.00), feasibility study report (RMB One Million, One Hundred Thousand Yuan_exact, ￥1,100,000.00), expert appraisal (RMB Eight Hundred Thousand Yuan exact, ￥800,000.00), electronic administration training (RMB Two Million, Eight Hundred Thousand Yuan exact, ￥2,800,000.00), web portal (RMB Two Million, Nine Hundred and Twenty Thousand Yuan exact, ￥2,920,000.00), all materials and equipments of the hardware platform (RMB Twenty-one Million, Nine Hundred and Thirty Thousand Yuan exact, ￥21,930,000.00), unified administration approval system (RMB Ten Million, Six Hundred and Thirty Thousand Yuan exact, ￥10,630,000.00), information library (RMB Eight Million, Five Hundred Thousand Yuan exact, ￥8,500,000.00), altogether RMB Fifty Million, Six Hundred and Eighty Thousand Yuan exact, ￥50,680,000.00. They are to be pre-paid by B.

After completion of the master plan, feasibility study report, expert appraisal, electronic administration training, web portal and other items of the front-end kicking project, A pays B 90% of the price of these items (RMB Fifty Million, Six Hundred and Eighty Thousand Yuan exact, ¥50,680,000.00), i.e., RMB Forty-five Million, Six Hundred and Twelve Thousand Yuan exact, ¥45,612,000.00

B. Project money for remaining items:

(1) Within one month of the completion of the front-end kicking project, A pays B 20% of the price for the remaining items of the project excluding the front-end kicking project (hereunder abbreviate as remaining items).

(2) B submits requirement analysis report for each of the remaining items. Within fifteen working days of the conformation by A of all the requirement reports, A pays B 50% of the price for the remaining items.

(3) Within fifteen working days of the installation and testing of all the items, A pays B 20% of the price for the remaining items.

3. Payment of Project Completion Settlement Money

Within ten days of the satisfactory acceptance check of the whole construction project, A pays to B the project completion settlement money (5% of the project construction price).

4. Payment of the Project After-sales Service Deposit

Within ten days of the expiry date of the technical support and maintenance period, A pays to B the after-sales service deposit (5% of the project construction price).

Clause Sixteen Training

B promises to provide on site technical training for A. The training should be a qualified one, and can be provided either by the OEMs, B or the sub-contractors.

Clause Seventeen Force Majeure

When incidents beyond the control of human beings such as natural disasters, wars, earthquakes, unexpected incidents, or governmental acts, take place, B should take active measures to minimize loss, and should report on time loss incurred and repair expenses. Damage to the project will be born by A, while personnel casualties, damage to equipments and loss due to construction suspension will be born by B.

If force majeure results in delayed execution or inability of complete execution of the contract, then both parties shall consult to decide whether to continue fulfilling the contract or not. If the contract is terminated, the acquired interests of both parties should be returned to its counterpart.

Clause Eighteen Default Liabilities

B's Default Liabilities:

1. B should bear default liabilities for loss of A caused by B, its sub-contractors, suppliers or auxiliary members (here under abbreviated as B), and should compensate A for the loss and pay breach of the contract damages.

2. If the construction can not proceed according to the project construction schedule specified on the contract due to B's sake, then for delay of each working day, B pays to A 0.5‰ of the total amount of the contract as breach of contract damages, but the total amount of breach of contract damages should not exceed 20% of the total amount of the contract. If the delay is more than 150 days, B is deemed as unable to fulfill the contract, and should return to A all the money having received from A, and pay to A 20% of the total amount of the contract as breach of contract damages.

3. If B is unable to deliver a specific system as required, it is regarded as unable to deliver the whole project. In such a case, in addition to returning to A all the money A has paid for the system, B should pay as breach of contract damages 10% of the total amount of the contract.

4. If B is unable to satisfactorily fulfill as stipulated in the contract the after-sales service clauses, relevant service requirements and is still unable to fulfill according to the contract after written notice from A, then it should pay as breach of contract damages 5% of the

total amount of the contract.

5. If varieties, types, specifications, quality or quantity of the hardware equipments delivered by B do not conform to stipulations on the contract, then A has the right to refuse the goods, and B is deemed as unable to deliver the equipments

6. If B is unable to fulfill the contract or to meet the technical requirements or system functions specified on technical plan appraised by the experts, and after written notice from A , B is still unable to make amendment according to requirements of the contract, or the technical requirements or system functions specified on the technical plan or bid document are still unable to be attained, then A has the right to demand B to terminate the project, to return all the money A has paid, and to pay as breach of contract damages 20% of the total amount of the contract.

A's Default Liabilities:

1. A should bear default liability for loss of B due to A's sake, and should bear resulting related costs. If it results in construction delay, the construction period shall be postponed accordingly.

2. If A demands returning of goods and it is due to its fault then A should pay to B as breach of contract damages 20% of the value of the goods.

3. If work can not proceed according to the schedule as stipulated on the contract due to the fault of A or the supervisor entrusted by A, and it results in loss of B, then for delay of one working day, the default party should pay to B as breach of contract damages 0.5% of the total amount of the contract, but total amount of the breach of contract damages should not exceed 10% of the total amount of the contract.

4. If A demands replacement of equipments in order to raise design standards or A has other justifications, such as: related administration reforms are impeded, and result in construction delay. In such case, neither party shall bear default liabilities, but A should make appropriate compensations for B.

5. If A is unable to make payment to B on time as stipulated on the contract, and it results in heavy loss of B, then A should make a certain amount of compensations for B, the amount to be decided according to actual loss incurred.

Common Clause:

1. Payment of breach of contract damages does not exempt the obligations of both parties to continue to fulfill the contract.

2. The party who terminates the contract without justifications should be responsible to compensate the other party for all the economic losses incurred, and should also bear related legal responsibilities.

Clause Nineteen Alterations and Cancellation of the contract

Unless stipulated in the contract, neither party can alter or cancel the contract unilaterally. Alterations or cancellation of the contract will be discussed by both parties, be recorded in writing, and shall take effect only after having been signed by authorized representatives of both parties. These written records shall constitute part of the contract, and possess identical legal effect.

Clause Twenty Termination of Contract

1. If any party seriously violates the contract and causes it to be unable to be fulfilled further, then the other party may notice its counterpart to terminate the contract, and demand it to bear default liabilities, to compensate for all the resulted economic loss and to pay breach of contract damages.
2. If both parties mutually agree, the contract can be terminated

Clause Twenty-one Resolution of Disputes

If the two parties have disputes on explanation or execution of clauses of the contract, or on issues related to the project, then friendly consultation should be pursued. If consultation does not work, arbitration may be applied for, or lawsuit may be filed to a court.

Clause Twenty-two Etcetera Clause

1. The sub-contractors B designates must be qualified institutions; A has the right to examine qualifications of the sub-contractors and suppliers, and B should cooperate. B bears legal responsibilities toward A for acts of the sub-contractors and suppliers.
2. For issues that the contract does not address, both parties are to consult to resolve. If other clauses or supplementary materials need to be supplemented when in execution, then mutual agreement from and signatures of both parties are needed. The signed supplementary clauses possess identical legal effect as the contract.

3. Addenda of the contract are integral part of the contract

Clause Twenty-three   Effect of the Contract

The contract becomes effective immediately after representatives of both parties have signed and put official seals on it. The contract has four copies, with each party A and B in possession of two, and all the copies possess identical legal effect.

Addenda of the contract possess identical legal effect as the contract.

The contract is effective until requirements of all clauses of the contract have been met and realized.

Addendum "List of Huian County Electronic Administration Construction Projects and Investment Estimates"

Party A: Huian County Electronic Administration Management Company, Limited
Address: 50 North Zhongshan Road, Luocheng, Huian County, Fujian Province
Representative: (signed and sealed)

Party B: Expert Network (Shenzhen) Company, Limited
Address: 31st F, Development Center Building, Renminnan Road, Shenzhen City.
Representative: (signed and sealed)

List of Huian Electronic Administration Construction Projects and Investment Estimates

Name of the Project	Investment Estimates (in RMB)
Electronic Administration Master Plan	¥2,000,000.00
Feasibility Study Report of all the Projects	¥1,100,000.00
Expert Appraisal	¥800,000.00
Electronic Administration Training	¥2,800,000.00
Web Portal	¥2,920,000.00
Hardware Platform (purchased part)	¥19,950,000.00
Hardware Platform (system integrated part)	¥1,980,000.00
Security Platform	¥19,520,000.00
Application Platform	¥6,600,000.00
Unified Administration Approval System	¥10,630,000.00
Coordinated Office System	¥13,120,000.00
Calling Station	¥9,800,000.00
Geography Information system	¥22,180,000.00
Information Resource Library	¥8,500,000.00
Emergency Commanding System	¥14,500,000.00
Finance Monitoring System	¥6,600,000.00
Total	¥143,000,000.00